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                                                                 EXHIBIT (23)(f)

                         CONSENT OF FINANCIAL ADVISOR


                                March 26, 1997




We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of our letter to the Board of Directors of Roig Commercial Bank included as Appendix B to the Prospectus/Proxy statement forming a part of this Amendment No. 1 to the Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




                                          ALEX SHESHUNOFF & CO.
                                            INVESTMENT BANKING